                                                                      Exhibit 21

                          Subsidiaries of USABanc.com

1. vBank, a Pennsylvania chartered stock saving bank (formerly
   BankPhiladelphia).
2. USACapital, Inc., a Pennsylvania corporation.
3. USACredit, Inc., a Pennsylvania corporation.
4. USA Capital Trust I, a Delaware business trust.